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                                                                  EXHIBIT (a)(v)

                        [COMPREHENSIVE CARE LETTERHEAD]


To: Holders of Comprehensive Care Corporation 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 (the "Securities")


NOTICE IS HEREBY given, pursuant to Section 2.12 of that certain Indenture dated as of April 25, 1985 (the "Indenture"), between Comprehensive Care Corporation (the "Company") and Bank of America National Trust and Savings Association (the "Trustee"), that the Company intends to pay on a business day during the period from October 9, 1995 through October 16, 1995 (the "Payment Date"), the aggregate amount of three interest payments, and default interest on each missed payment, calculated as follows: (1) the interest payment on the Securities in the aggregate amount of $____________________ ($__________ per each $1,000 of principal amount of a Security) which was due and payable by the Company on October 17, 1994, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including October 15, 1994, and to but not including the Payment Date, as applicable) in the aggregate amount of $____________________ ($__________ per each $1,000 of principal amount of a Security) if such payment is made on October 16, 1995, plus $____________________ ($__________ per each $1,000 of principal amount of a
Security) for each day (based on a 30-day month)after October 15, 1995 that such payment is made; and (2) the interest payment on the Securities in the aggregate amount of $____________________ ($__________ per each $1,000 of principal amount of a Security) which was due and payable by the Company on April 17, 1995, together with interest on such missed interest payment (at the rate of 7 1/2% per annum from and including April 15, 1995, and to but not including the Payment Date, as applicable) in the aggregate amount of $____________________ ($__________ per each $1,000 of principal amount of a
Security) if such payment is made on October 9, 1995, $____________________ ($__________ per each $1,000 of principal amount of a Security) if such payment is made on October 10, 1995, $____________________ ($__________ per each $1,000 of principal amount of a Security) if such payment is made on October 11, 1995, $____________________ ($__________ per each $1,000 of principal amount of a
Security) if such payment is made on October 12, 1995 (insert for October 13 and October 16). Such payment by the Company will be made to Holders in whose name a Security is registered as of October __, 1995. Such payment by the Company is conditioned upon the effective rescission of the acceleration of the Securities by Holders of a majority in principal amount of the outstanding Securities executing and delivering to the Trustee the enclosed Notice of Rescission of Acceleration by no later than 5:00 p.m., Los Angeles, California time, on October __, 1995. The enclosed Offering Circular contains significant information relating to the Debentures and the Notice of Rescission of Acceleration, which you should review and become familiar with.

Dated:  September __, 1995

                              COMPREHENSIVE CARE CORPORATION, a Delaware corporation


                              By:
                                  ----------------------------------------------
                                  Its:
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